Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

STOCK BUILDING SUPPLY HOLDINGS, INC.

Stock Building Supply Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. The name of the Corporation is Stock Building Supply Holdings, Inc.

2. The Board approved and adopted resolutions proposing and declaring advisable the amendments set forth in Section 3 below (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) and directed that the Amendment be submitted to the stockholders of the Corporation for consideration thereof.

3. The Certificate is hereby amended by deleting Sections 1.A and 6.E.i thereof in their entirety and replacing them with new Sections 1.A and 6.E.i so that, as amended, said Sections shall read as follows:

1.A The total number of shares of capital stock which the Corporation is authorized to issue is 29,322,095 shares, of which (A) 25,972,000 shares are designated as Class A Voting Common Stock, $0.01 par value per share (the “Class A Common Stock”), (B) 3,285,095 shares are designated as Class B Non-Voting Common Stock, $0.01 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), (C) 10,000 shares are designated as Class A Junior Preferred Stock, $0.01 par value per share (the “Class A Preferred Stock”), (D) 50,000 shares are designated as Class B Senior Preferred Stock, $0.01 par value per share (the “Class B Preferred Stock”), and (E) 5,000 shares are designated as Class C Convertible Preferred Stock, $0.01 par value per share (the “Class C Preferred Stock” and, together with the Class A Preferred Stock and the Class B Preferred Stock, the “Preferred Stock”).

Upon the effectiveness of Certificate of Amendment to Certificate of Incorporation, each share of Class A Common Stock and Class B Common Stock issued and outstanding or reserved for issuance prior to the filing of Certificate of Amendment to Certificate of Incorporation shall be, and hereby is, without any action on the part of the holders thereof or the Corporation, changed into, reclassified and converted into 25.972 shares of Class A Common Stock and 25.972 shares of Class B Common Stock, respectively, each with a par value of $0.01 per share, with fractional shares rounded up to the nearest whole share.

6.E.i Optional Conversion; Liquidity Events. Subject to the terms hereof, each holder of Class C Preferred Stock is entitled to convert, at any time and from time to time at the option and election of such holder of Class C Preferred Stock, any or all outstanding Class C Preferred Stock held by such holder of Class C Preferred Stock into a number of duly authorized and validly issued Class A Common Stock equal to the amount (the “Class C Preferred Stock Conversion Amount”) determined by dividing (a) the Class C Preferred Original Purchase Price by (b) the Class C Preferred Stock Conversion Price in effect at the time of conversion. The “Class C Preferred Stock Conversion Price” as of the date hereof means $1.1223625, as adjusted from time to time as provided in Section 6.E.iv of this Article Four.

4. The stockholders of the Corporation approved the Amendment by written consent in accordance with Section 228 of the DGCL.

5. The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Incorporation as of this 29th day of July, 2013.

STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ Bryan J. Yeazel
Name: Title:	Bryan J. Yeazel Executive Vice President, Chief Administrative Officer and General Counsel